Registration No. 0-50237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VSB BANCORP, INC.
(Exact name of registrant as specified in its charter)

New York	11-3680128
(State or other jurisdiction of	(I.R.S. employer identification no.)
incorporation or organization)

4142 Hylan Boulevard
Staten Island, New York 10308
(718) 979-1100
(Address of principal executive offices)

VSB Bancorp, Inc. 2010 Incentive Stock Option Plan and
VSB Bancorp, Inc. 2010 Retention and Recognition Plan
(Full title of the plan)

Jonathan Lipschitz, Vice President
VSB Bancorp, Inc.
4142 Hylan Boulevard
Staten Island, New York 10308
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (do not check if a smaller reporting company)
☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered1	Amount to be registered 4	Proposed maximum offering price Per share2	Proposed maximum aggregate offering price2	Amount of registration fee
VSB Bancorp, Inc. 2010 Incentive Stock Option Plan, common stock, $.0001 par value3	50,000	$11.475	$ 573,750.00	$40.91
VSB Bancorp, Inc. 2010 Retention and Recognition Plan, common stock, $.0001 par value3	50,000	$11.475	$ 573,750.00	$40.91
Total	100,000	$11.475	$1,147,500.00	$81.82

1 Together with an indeterminate number of additional shares and any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

2 Estimated solely to determine the registration fee and based on the average of the high and low sales prices per share of Common Stock of VSB Bancorp, Inc. on May 5, 2010, as to shares not yet subject to options granted under the Plan, pursuant to Rule 457(c) and (h).

3 The securities to be registered include options and rights to acquire Common Stock.
4 In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of plan participation interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Document(s) containing information specified by Part I of this Form S-8 Registration Statement, promulgated under the Securities Act of 1933, as amended (the “1933 Act”), will be sent or given to participants in the VSB Bancorp, Inc. 2010 Incentive Stock Option Plan (the “ISOP”) and will be sent or given to participants in the VSB Bancorp, Inc. 2010 Retention and Recognition Plan (“RRP”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

VSB Bancorp, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s Registration Statement on Form 10-SB (File No. 0-50237) as amended (the “Registration Statement”), filed pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), relating to the registration of the Company’s Common Stock under Section 12 of the Act;

(b) The annual report of VSB Bancorp, Inc. (the “Registrant”) for the year ended December 31, 2009, filed with the Securities and Exchange Commission on Form 10-K;

(c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the financial statements included in the Annual Report on Form 10-K referred to in (b) above;

(d) Current Reports on Form 8-K filed with the Commission on January 14, 2010, March 10, 2010, April 15, 2010, and April 28, 2010; and

(e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

The class of securities to be offered is registered under Section 12 of the Act.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The certificate of incorporation of the company provides, as permitted by Section 402(b) of the New York Business Corporation Law, that a director will not be personally liable to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director. The limit on a director’s liability does not apply:

(a)
if a judgment or other final adjudication adverse to the director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or

(b)
if the director’s acts violated Section 719 of the New York Business Corporation Law regarding declaring unlawful dividends, approving unlawful stock repurchases, making unlawful loans to directors or making improper distributions upon liquidation.

The bylaws of the Company provide:

“ARTICLE VII. INDEMNIFICATION OF DIRECTORS, OFFICERS & OTHERS.

(a) The Corporation shall indemnify and advance the expenses of any Director, Officer or employee to the full extent permitted by New York law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment).

(b) The indemnification and advancement of expenses granted pursuant to this Article VII shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a Resolution or Stockholders, (ii) a Resolution of Directors, or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

(c) The Corporation must maintain insurance, at its expense, to the extent that said insurance is available and not cost prohibitive as determined by the Board in its sole discretion to protect itself and any Director, Officer, or employee of the Corporation against any expense, liability or loss.

(d) No amendment, modification or rescission of these By-laws shall be effective to limit any person’s right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.”

In addition, Sections 722 through 726 of the New York Business Corporations Law provide for the indemnification of Directors and Officers. The following is the text of those provisions.

“§ 722. Authorization for indemnification of directors and officers.

(a)
A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b)
The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c)
A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d)
For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

§ 723. Payment of indemnification other than by court award.

(a)
A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b)
Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c)
Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

§ 724. Indemnification of directors and officers by a court.

(a)
Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

(1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b)
The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c)
Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys’ fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

§ 725. Other provisions affecting indemnification of directors and officers.

(a)
All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b)	No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c)
If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d)
If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e)
Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f)
The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

§ 726. Insurance for indemnification of directors and officers.

(a)	Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b)	No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

(1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c)	Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d)
The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e)
This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.”

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8.	EXHIBITS

See Exhibit Index below.

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 11, 2010.

VSB Bancorp, Inc.

By:	/s/ Jonathan Lipschitz
Jonathan Lipschitz, Vice President

SIGNATURES AND POWER OF ATTORNEY

The officers and directors VSB Bancorp, Inc. whose signatures appear below, hereby constitute and appoint Raffaele M. Branca and Jonathan Lipschitz, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raffaele M. Branca	President, principal executive officer and Director	May 11, 2010
Raffaele M. Branca

/s/ Jonathan Lipschitz	Vice President, principal accounting officer	May 11, 2010
Jonathan Lipschitz

/s/ Joseph J. LiBassi	Director and Chairman of the Board	May 11, 2010
Joseph J. LiBassi

/s/ Joan Nerlino Caddell	Director	May 11, 2010
Joan Nerlino Caddell

/s/ Robert S. Cutrona, Sr.	Director	May 11, 2010
Robert S. Cutrona, Sr.

/s/ Chaim Farkas	Director	May 11, 2010
Chaim Farkas

/s/ Alfred C. Johnsen	Director	May 11, 2010
Alfred C. Johnsen

/s/ Robert P. Moore	Director	May 11, 2010
Robert P. Moore

/s/ Carlos Perez MD	Director	May 11, 2010
Carlos Perez MD

/s/ Bruno Savo	Director	May 11, 2010
Bruno Savo

EXHIBIT INDEX

5.1	Opinion re legality

23.1	Consent of Crowe Horwath LLP

24	Power of Attorney (included in signature pages to this registration statement)

99.1
VSB Bancorp, Inc. 2010 Retention and Recognition Plan, previously filed as Exhibit A to the 2010 Proxy Statement on Form DEF 14A (File No. 0-50237) dated March 26, 2010, and incorporated herein by reference to such previous filing.

99.2
VSB Bancorp, Inc. 2010 Incentive Stock Option Plan, previously filed as Exhibit B to the 2010 Proxy Statement on Form DEF 14A (File No. 0-50237) dated March 26, 2010, and incorporated herein by reference to such previous filing.